EXHIBIT 99.1

Viggle Releases FY 2013 Results: Revenue Increases Significantly, Registered Users Top 3 Million

F4Q sees revenues increase 289%, registered users up 245%

NEW YORK – September 17, 2013 – Viggle (Symbol: VGGL), the free mobile app that makes TV more rewarding, today released its results for FY 2013 and F4Q 2013, ended June 30, 2013, showing strong growth in both revenue and registered users.

Viggle generated $13.907 million in revenue during FY 2013, an increase of $12.172 million, or 702 percent, over FY 2012.  Viggle launched its application on January 25, 2012, and therefore revenues for FY 2012 reflect approximately five months of operation. At the end of FY 2013, Viggle’s registered users totaled 3.062 million, an increase of 245 percent on the 886,923 Viggle registered users recorded at the end of FY 2012.

Monthly active users, those who have logged into the Viggle app at any time during the month, rose to a monthly average of 757,273 in F4Q 2013, an increase of 160 percent compared to the average of the three months in F4Q 2012 of 290,904.

Looking at F4Q 2013, revenue was $4.585 million, versus $1.179 million in F4Q 2012, a rise of $3.406 million, or 289 percent.  Compared to the previous quarter, F3Q 2013, revenue rose 35 percent, or $1.190 million.

Viggle’s total number of registered users at the end of F4Q 2013, 3.062 million, was 40 percent more than the number of registered users at the end of the previous quarter, F3Q 2013 - 2.183 million.  Viggle also saw continued growth among monthly active users, which increased by 26 percent, quarter-to-quarter.  For F4Q 2013, Viggle saw an average of 757,273 monthly active users, as opposed to an average of 599,317 in F3Q 2013.

Increased confidence by Viggle’s advertising clients drove the sequential revenue growth, as Viggle’s largest clients spent more with the Company in F4Q 2013 than in F3Q 2013.  In the latest quarter, 21 brand advertisers and 12 TV networks partnered with Viggle to run second screen integrated ad campaigns.  Brand engagements are driving key performance indicators for partners, such as brand awareness and intent to purchase.  For network partners, Viggle is driving the discovery of new shows, reminders to tune in and show engagement.  For all of FY 2013, 62 different advertisers directly placed their trust in Viggle to amplify their TV advertising spend.

“The last fiscal year was a time of incredible growth for Viggle on so many fronts – executive suite and human capital, technology platform, advertising partners and strategic business relationships,” said Greg Consiglio, Viggle President and COO.  “The transition from a start up to ongoing business is not always a smooth one but one that we’ve been able to make while driving tremendous growth in every key metric, including registered users, monthly active users and revenue, while also investing to build a global reward platform across multiple verticals.”

The 12 months ending June 30, 2013 was a period of increasing activity, with new and expanded partnerships, accelerating traction and industry acknowledgement of Viggle’s growing influence.  Some highlights include:

●	Through its relationship with DIRECTV in 2012-13, Viggle was able to track that more than 1 million Viggle users are DIRECTV customers.
●
Viggle in 2012 launched MyGuy, the only real-time fantasy sports game for basketball and football, run entirely on mobile.  Dan Marino was signed to be commissioner for the 2012 and 2013 pro-football regular and post seasons.  Viggle also teamed with the NBA for the league’s 2013 playoffs to offer NBA Store discounts to NBA enthusiasts.

●	Viggle unveiled a “Watch and Win” promotion with The Ellen DeGeneres Show that extends into Fall 2013.
●	Viggle launched its developer platform and API and subsequently completed its first App Jam, where developers were invited to offer ways to enhance the Viggle experience.
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Viggle signed an agreement with Nielsen to study the effectiveness of advertising in the app and learned that the Viggle platform heightened key metrics like Brand and General Recall, Likeability and even Purchase Intent, anywhere from 11 percent to 46 percent.

Through the end of F4Q 2013, Viggle users have checked into 265+ million TV programs – including 113+ million from January 1, 2013 through F4Q 2013.  In May 2013 alone, Viggle users checked into nearly 25 million programs.  Overall, users’ average time in the app has been 68 minutes per session.

For F4Q 2013, Viggle had an Adjusted EBITDA loss of $7.990 million as compared to an Adjusted EBITDA loss of $8.803 million in F3Q 2013, as compared to an Adjusted EBITDA loss of $12.032 million in F4Q 2012. Revenue exceeded the cash cost of rewards each month in the quarter.  The sequential decrease in EBITDA losses is directly attributable to increased revenue and less SG&A spending, offset by a sequential increase of $2.5 million in marketing expense.

About Viggle®

Launched in January 2012, Viggle is a free loyalty program for TV whose app rewards its members for watching their favorite TV shows. Viggle enhances TV with interactive games like Viggle LIVE and the first ever real-time fantasy sports game, MyGuy. Viggle members get rewarded for their TV time from places like Best Buy, Papa John’s, Fandango, Hulu Plus and Groupon, among others. Viggle also allows like-minded fans of their favorite shows to connect through Viggle Chatter features. Viggle’s audio verification technology recognizes shows on TV and allows members to check into live and DVR’d TV content from more than 170 of the most popular broadcast and cable channels. For more information, visit www.viggle.com, follow us on Twitter @ViggleNews.

Non-GAAP Adjusted Rewards Costs and Adjusted EBITDA
The Company provides a non-GAAP measure for adjusted rewards costs as an alternative view of the Company’s cost of providing rewards to its users.  The Company reports rewards costs in its Consolidated Statement of Operations in both cost of watchpoints and engagement points and in Selling, general and administrative expenses.  Management believes that due to the lack of operating history associated with user point accumulation and redemption activity, that a useful financial measure for investors is to provide to them the amount of cash the Company has actually paid to provide rewards to its users.  The Company also presents Adjusted EBITDA.  Adjusted EBITDA is a non-GAAP measure that represents operating loss (as reported) plus depreciation and amortization, stock based compensation and adjustment to rewards costs.  Management believes these non-GAAP measures enhance investors’ understanding of the Company’s financial performance.  The information on adjusted rewards costs and Adjusted EBITDA should be considered in addition to, but not in lieu of operating income prepared in accordance with generally accepted accounting principles in the United States (GAAP).  Since adjusted reward costs and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and therefore, may not be comparable to the calculation of similar measures of other companies. A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows.

Viggle Inc.
Non-GAAP Reconciliations

Reconciliation of rewards cost to adjusted rewards cost and selling, general and administrative expenses to adjusted selling, general and administrative expenses (amounts in thousands)

	Year Ended June 30, 2013	Year Ended June 30, 2012	4th Quarter Ended June 30, 2 013	4th Quarter Ended June 30, 2012	3rd Quarter Ended March 31, 2013
Cost of watchpoints and engagement points as reported	$(8,461)	$(5,639)	$(2,068)	$(2,577)	$(2,593)
Adjustment to cost of watchpoints and engagement points	3,187	2,355	854	806	1,388
Adjusted cost of watchpoints and engagement points	(5,274)	(3,284)	(1,214)	(1,771)	(1,205)

Selling, general and administrative expenses as reported	(102,433)	(92,572)	(24,544)	(18,137)	(44,185)
Adjustment to selling, general and administrative expenses	1,376	1,138	290	614	650
Adjusted selling, general and administrative expenses	$(101,057)	$(91,434)	$(24,254)	$(17,523)	$(43,535)

Reconciliation of operating loss to Adjusted EBITDA (amounts in thousands)

	Year ended June 30, 2013	Year ended June 30, 2012	4th Quarter Ended June 30, 2013	4th Quarter Ended June 30, 2012	3rd Quarter Ended March 31, 2013
Revenue	$13,907	$1,735	$4,585	$1,178	$3,395

Operating loss as reported	$(96,987)	$(96,476)	$(18,280)	$(19,536)	$(43,383)
Add:
Stock compensation costs	56,525	54,064	8,214	5,133	31,572
Adjustment to cost of watchpoints and engagement points	3,187	2,355	854	806	1,388
Adjustment to Selling, general and administrative expenses	1,376	1,138	290	614	650
Depreciation and amortization costs	3,771	2,280	932	951	970
Adjusted EBITDA *	$(32,128)	$(36,639)	$(7,990)	$(12,032)	$(8,803)

* Adjusted EBITDA is a non-GAAP measure, but shown above it represents operating loss plus depreciation and amortization, stock based compensation, interest (expense) income, net and adjustment to rewards costs

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of Sept 17, 2013.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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Contact:
Viggle
Matt Caldecutt / Ed Tagliaferri
DKC Public Relations, Marketing & Government Affairs
212/685-4300
matthew_caldecutt@dkcnews.com / edmund_tagliaferri@dkcnews.com

Viggle Investor Relations
John C. Small
CFO Viggle Inc.
646/738-3220
john@viggle.com